                                                                     Exhibit 1.2

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                            STOCKHOLDERS AGREEMENT

                                 by and among

                    MICROFLUIDICS INTERNATIONAL CORPORATION

                                      and

                                J.B. JENNINGS,

                                      and

                                 BRET A. LEWIS

                        ______________________________

                          Dated as of August 14, 1998



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

                               TABLE OF CONTENTS
                               -----------------

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

1.   GENERAL PROVISIONS.....................................................................   1
     1.1   Shares Subject to this Agreement.................................................   1
     1.2   No Partnership or Joint Venture Relationship.....................................   1

2.   RESTRICTIONS ON TRANSFER...............................................................   2
     2.1   Non-complying Transfers Prohibited...............................................   2
     2.2   Rights of First Refusal on Voluntary Transfers...................................   2
           2.2.1  Right of First Refusal of the Company.....................................   2
           2.2.2  [Reserved]................................................................   2
           2.2.3  Closing...................................................................   3
           2.2.4  Transfers to Third Parties................................................   3
           2.2.5  Transfers to Permitted Transferees........................................   3
     2.3   Transfers by Operation of Law....................................................   3
     2.4   Prohibition on Certain Transfers.................................................   4
     2.6   [Intentionally Left Blank.]......................................................   4
     2.6   Prohibition on Encumbrances......................................................   4
     2.7   Purchase Price...................................................................   4
           2.7.1  Appraisal.................................................................   4
     2.8   Lockout..........................................................................   5
     2.9   Tenders of Shares under Sections 2.3, 2.4 and 2.5................................   5

3.   CERTAIN STOCKHOLDER MATTERS............................................................   6
     3.1   "Drag-Along" Obligation..........................................................   6
     3.2   "Lock-Up" Agreements with Underwriters...........................................   6
     3.3   Legend on Stock Certificates.....................................................   6
     3.4   Voting for Directors.............................................................   6

4.   REPRESENTATIONS AND WARRANTIES.........................................................   7
     4.1   Representations and Warranties of Corporate Stockholders.........................   7
     4.2   Representations and Warranties of Individual Stockholders........................   7

5.   MISCELLANEOUS..........................................................................   7
     5.1   Notices..........................................................................   8
     5.2   Entire Agreement.................................................................   9
     5.3   Modifications and Amendments.....................................................   9
     5.4   Waivers and Consents.............................................................   9
     5.5   Assignment.......................................................................   9
     5.6   Benefit..........................................................................   9
     5.7   Governing Law....................................................................   9
     5.8   Jurisdiction and Service of Process..............................................   9
     5.9   Severability.....................................................................  10
     5.10  Interpretation...................................................................  10
     5.11  Headings and Captions............................................................  10


                               TABLE OF CONTENTS
                               -----------------

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
     5.12  Enforcement......................................................................  10
     5.13  No Waiver of Rights, Powers and Remedies.........................................  10
     5.14  Survival of Representations and Warranties.......................................  11
     5.15  Expenses.........................................................................  11
     5.16  No Broker or Finder..............................................................  11
     5.17  Publicity........................................................................  11
     5.18  Counterparts.....................................................................  11


                             STOCKHOLDERS AGREEMENT


     STOCKHOLDERS AGREEMENT made as of August 14, 1998 by and among J.B. Jennings and Bret A. Lewis (each individually, a "Stockholder" and collectively, the "Stockholders") and Microfluidics International Corporation, a Delaware corporation (the "Company"). Jennings and Lewis are referred to herein as the "Individual Stockholders". Capitalized terms used and not defined herein shall have the meanings given such terms in the Asset Purchase Agreement (as hereinafter defined).

     WHEREAS, the Stockholders are the holders in the aggregate of 900,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company received as partial consideration for the sale of certain assets pursuant to an Asset Purchase Agreement dated as of June 19, 1998 by and among the Company, Epworth Manufacturing Company, Inc. and Morehouse-COWLES, Inc. (the "Asset Purchase Agreement");

     WHEREAS, the Stockholders desire to promote their mutual interests and the interests of the Company by providing in this Agreement for the terms and conditions governing the transfer of the Shares, the management and operation of the Company, the relations among the Stockholders and certain other matters; and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company that the Company enter into this Agreement;

     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

                             1.  GENERAL PROVISIONS

1.1 SHARES SUBJECT TO THIS AGREEMENT. Each of the Stockholders expressly agrees that the terms and restrictions of this Agreement shall apply to all Shares which any of them now owns or hereafter acquires by any means, including without limitation by purchase, assignment or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, and to any shares of capital stock of any successor-in-interest of the Company related to the Shares, whether by sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law.

1.2 NO PARTNERSHIP OR JOINT VENTURE RELATIONSHIP. Notwithstanding, but not in limitation of, any other provision of this Agreement, the parties understand and agree that the creation, management and operation of the Company shall not create or imply a general partnership or joint venture between or among the Stockholders and shall not make any Stockholder the agent or partner of any other Stockholder for any purpose.

                          2.  RESTRICTIONS ON TRANSFER

2.1  NON-COMPLYING TRANSFERS PROHIBITED.   No Stockholder may sell, assign,
transfer, exchange, gift, devise, pledge, hypothecate, encumber or otherwise alienate or dispose of any Shares now owned by such Stockholder or owned by him during the term of this Agreement, or any right or interest therein, whether voluntarily or involuntarily, by operation of law or otherwise, except in accordance with this Agreement. Any such purported transfer in violation of any provision of this Agreement and all actions by the purported transferor and transferee in connection therewith shall be of no force or effect and the Company shall not be required to recognize such purported transfer for any purpose, including without limitation for purposes of dividend and voting rights.

2.2  RIGHTS OF FIRST REFUSAL ON VOLUNTARY TRANSFERS.

         2.2.1 RIGHT OF FIRST REFUSAL OF THE COMPANY. Any Stockholder who intends to sell, assign, transfer or otherwise voluntarily alienate or dispose of any Shares (the "Selling Stockholder") in excess of the amount that may be sold by an affiliate under Rule 144(e)(1) promulgated under the Securities Act of 1933, as amended (substituting the words "lesser of" in place of the words "greater of" in such provision) shall, prior to any such transfer, give written notice (the "Selling Stockholder's Notice") of such intention to the Company. The Selling Stockholder's Notice shall include the name of the proposed transferee (or the broker or market maker, if applicable), the proposed purchase price per Share (including the cash value of any non-cash consideration), the terms of payment of such purchase price and all other matters relating to such sale and shall be accompanied by a copy of a binding written agreement of the proposed transferee (or the broker or market maker if applicable) to purchase such Shares from the Selling Stockholder. The Selling Stockholder's Notice shall constitute a binding offer by the Selling Stockholder to sell to the Company such number of Shares (the "Offered Shares") then owned by the Selling Stockholder as are proposed to be sold in the Selling Stockholder's Notice at the monetary price per Share designated in the Selling Stockholder's Notice, payable as provided in Section 2.2.4 hereof. Not later than fifteen (15) days after receipt of the Selling Stockholder's Notice, the Company shall deliver written notice (the "Company's Notice") to the Selling Stockholder stating whether the Company has accepted the offer stated in the Selling Stockholder's Notice. The Company may only accept the offer of the Selling Stockholder in whole and may not accept such offer in part. If the Company accepts the offer of the Selling Stockholder, the Company's Notice shall fix a time, location and date for the closing of such purchase, which date shall be not less than ten (10) nor more than thirty (30) days after delivery of the Company's Notice.

         2.2.2  [RESERVED].

         2.2.3 CLOSING. The place for the closing of any purchase and sale described in Section 2.2.1 shall be the principal office of the Company or at such other place as the parties shall agree. At the closing, the Selling Stockholder shall accept payment on the terms offered by the proposed transferee named in the Selling Stockholder's Notice, including the payment in cash of the cash value of any non-cash consideration proposed to be paid by the proposed transferee; provided, however, that the Company shall not be required to meet any non-monetary terms of the proposed transfer, including, without limitation, delivery of other securities in exchange for the Shares proposed to be sold. At the closing, the Selling Stockholder shall deliver to the Company in exchange for Shares purchased and sold at the closing, certificates for the number of Shares stated in the Selling Stockholder's Notice, accompanied by duly executed instruments of transfer.

         2.2.4 TRANSFERS TO THIRD PARTIES. If the Company fails to accept the offer stated in the Selling Stockholder's Notice, then the Selling Stockholder shall be free to sell all, but not without the Company's consent less than all, of the Offered Shares to the designated transferee at a price and on terms no less favorable to the Selling Stockholder than described in the Selling Stockholder's Notice; provided, however, that such sale is consummated within ninety (90) days after the giving of the Selling Stockholder's Notice to the Company. As a condition precedent to the effectiveness of a transfer pursuant to this Section 2.2.4, the proposed transferee(s) shall agree in writing prior to such transfer to become a party to this Agreement and shall thereafter be permitted to transfer Shares only in accordance with this Agreement.

         2.2.5 TRANSFERS TO PERMITTED TRANSFEREES. The restrictions on transfer contained in this Section 2.2 shall not apply to (a) transfers by a Stockholder to the trustee or trustees of a trust revocable solely by him, (b) transfers by a Stockholder to his guardian or conservator, (c) subject to the provisions of Section 2.3, transfers by a Stockholder, in the event of his death, to his executor(s) or administrator(s) or to trustee(s) under his will[, (d) transfers by a Stockholder which is a corporation to the stockholders or affiliates of such Stockholder or
         (e) transfers by a Stockholder which is a corporation to the purchaser of all or substantially all of the assets of such Stockholder or to the surviving company in connection with the reorganization of such Stockholder or the merger or consolidation of such Stockholder with and into such surviving company] [(c) and (d) to be deleted if Shares are to be held by Jennings and Lewis] (collectively, "Permitted Transferees"); provided, however, that in any such event the Shares so transferred in the hands of each such Permitted Transferee shall remain subject to this Agreement, and each such Permitted Transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer.

2.3 TRANSFERS BY OPERATION OF LAW. In the event that a Stockholder (i) files a voluntary petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver or makes an assignment for the benefit of creditors, or (ii) is subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to his Shares and such involuntary petition or assignment or attachment is not discharged within thirty (30) days after its date, or (iii) is subject to a transfer of his Shares by operation of law, the Company or its assignee shall have the right to elect to purchase all of the Shares which are then owned by the Stockholder at a purchase price per Share determined in accordance with Section 2.7 hereof. Failure of the Company to elect to purchase the Shares under this Section 2.3 shall not affect the right of any of them to purchase the same Shares under
Section 2.2 in the event of a
proposed sale, assignment, transfer or other disposition by or to any receiver, petitioner, assignee, transferee or other person obtaining an interest in the Shares.

2.4. PROHIBITION ON CERTAIN TRANSFERS. Each Stockholder agrees that it will not knowingly sell, assign, transfer, exchange, gift, devise, pledge, hypothecate, encumber or otherwise alienate or dispose of any Shares now owned by such Stockholder or owned by him during the term of this Agreement, or any right or interest therein, where the ultimate transferee either (i) engages in or has a financial interest in, any business which is competitive with the business of the Company or any of its affiliates, including but not limited to the Business or (ii) is in the process of making or contemplating making an offer to purchase the outstanding Common Stock of the Company or all or substantially all of the assets of the Company.

2.5.  [INTENTIONALLY LEFT BLANK.]

2.6 PROHIBITION ON ENCUMBRANCES. No Stockholder may pledge, hypothecate or otherwise encumber his Shares in any way.

2.7  PURCHASE PRICE.

         2.7.1 APPRAISAL. The purchase price of Shares hereunder shall be the fair market value per Share determined by appraisal as follows. Within thirty (30) days after the election to purchase pursuant to Section 2.3, the Company shall appoint an appraiser, the Stockholder whose Shares are being purchased (or his legally appointed representative(s)) shall appoint a second appraiser, and the two appraisers so appointed shall appoint a third appraiser, or failing action within such period by any party or the appraisers, any unappointed appraiser or appraisers shall be appointed by the American Arbitration Association, Boston, Massachusetts, upon application of any party or appraiser. Each appraiser shall be a member or an associate of an independent investment banking firm, a public accounting firm, an appraisal firm, or another person experienced in valuing the securities of entities in businesses similar to the Company's. The Company shall promptly furnish to the three appraisers such information concerning its financial condition, earnings, capitalization, business prospects and sales of its capital stock as they may reasonably request. Each appraiser shall independently determine the value of the Shares of the Stockholder whose Shares are being purchased as of a convenient date selected by the three appraisers taking into account any legal or market restrictions affecting the liquidity of the Shares and any discount for minority blocks of Shares. The determination of the fair market value of the Shares shall be by taking the average of the two closest appraised values, and such determination shall be final and binding upon all interested persons. The appraisers shall promptly notify in writing the Company, the Stockholder whose Shares are being purchased (or his legally appointed representative(s)), the other Stockholders, and any other interested person known to the appraisers, of the appraisers' final determination of value. The parties shall each bear the fees and expenses of the appraiser appointed by or for each of them, and the fees and expenses of the third appraiser shall be borne one-half by the Stockholder whose Shares are being purchased (or his legally appointed representative(s)) and one-half by the purchaser of the Shares.

2.8 LOCKOUT. Subject to the terms and conditions of this Agreement, the Stockholders agree that they will not sell any of their Shares unless and until
(i) after the first anniversary of the date of the Asset Purchase Agreement and
(ii) after the Market Price (as defined below) of the Company's Common Stock at any time after such date shall be at least one hundred fifty percent (150%) (the date of such occurrence shall be referred to as the "Eligibility Date") of the Market Price of the Company's Common Stock on the date of the Asset Purchase Agreement, in which event each Stockholder may sell (a) up to twenty-five percent (25%) of the Shares owned by him may be sold commencing on the Eligibility Date, (b) up to fifty percent (50%) of the Shares owned by him may be sold commencing on the second anniversary of the date of the Asset Purchase Agreement. Subject to the terms and conditions of this Agreement and notwithstanding anything in this Section 2.8 to the contrary, all of the Shares owned by the Sellers may be sold commencing on the third anniversary of the date of the Asset Purchase Agreement without regard to the Market Price of the Company's Common Stock.

     Market Price as used in this Section 2.8 shall mean (a) if the Company's Common Stock are listed on a national securities exchange, the average of the last reported sales price per share of the Company's Common Stock for the five
(5) consecutive business days immediately preceding the date on which any such determination is to be made, (b) if the Company's Common Stock are traded on the NASDAQ Stock Market, the average of the last reported bid price of a share of the Company's Common Stock for the five (5) consecutive business days immediately preceding the date on which such determination is to be made, as reported by the NASDAQ Stock Market or (c) if the Company's Common Stock are not listed on a national securities exchange or traded on the NASDAQ Stock Market, as determined in good faith by the Company's Board of Directors or Board of Managers, as the case may be.


2.9 TENDERS OF SHARES UNDER SECTION 2.3. The Stockholder whose Shares are being purchased by the Company or its assignee pursuant to Section 2.3 (or his legally appointed representative(s)) shall tender all Shares being purchased thereunder to the purchaser thereof, at the principal office of the Company (or such other place as the parties may agree) at a reasonable date and time specified by the purchaser (in any event within sixty (60) days of the purchaser's election), by delivery of certificates representing such Shares endorsed in blank and in proper form for transfer against payment of the purchase price in cash or by certified or bank check, or upon such terms as are applicable under Section 2.2.3.


                        3.  CERTAIN STOCKHOLDER MATTERS

3.1 "DRAG-ALONG" OBLIGATION. In the event that any person or group (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) desires to acquire all or substantially all of the capital stock of the Company, whether directly or indirectly, and the Board of Directors of the Company approves such transaction and recommends it to the

Stockholders, each Stockholder agrees to sell to such third party on the terms offered by such third party, a portion of the Shares owned by such Stockholder equal to the percentage of all the Shares offered to be acquired by such third party, and to execute all documents reasonably necessary to effectuate such sale.

3.2 "LOCK-UP" AGREEMENTS WITH UNDERWRITERS. If on any occasion of registration, in which the Company proposes to file a registration statement under the Securities Act with respect to the proposed sale of Common Stock, the managing underwriter shall request an agreement by the Stockholders not to sell any of the Shares so held by each Stockholder for a period of 180 days after the effectiveness of any such registration statement in order to effect an orderly public distribution thereof, then the Stockholders shall agree to enter into and execute such an agreement with such managing underwriter and the Company pertaining to a restriction on the transfer of any shares of capital stock of the Company then held by the Stockholder during such 180-day period.

3.3 LEGEND ON STOCK CERTIFICATES. The Company will cause all certificates or other instruments representing shares of the Company's capital stock now issued and outstanding or hereafter issued and to which the provisions of this Agreement apply to be endorsed conspicuously on the face thereof with the following legend (in addition to the legend thereon resulting from Rule 144 restrictions):

         "The shares represented by this certificate are subject to a certain Stockholders' Agreement dated as of August 14, 1998 by and among the Company and certain Stockholders of the Company, a copy of which Stockholders' Agreement is available for inspection at the offices of the Company or may be available upon request."

3.4 VOTING FOR DIRECTORS. Pursuant to Section 5.05 of the Asset Purchase Agreement, the Company has agreed to use its reasonable efforts to cause the nomination of the Individual Stockholders as directors of the Company at the 1999 annual meeting of the Company's shareholders and under certain circumstances, thereafter. In consideration of such agreement, the Individual Stockholders agree that, so long as they are holders of Shares or directors of the Company they will support the directors recommended by the board of directors of the Company, or, if applicable, the nominating committee of the board of directors.

                       4.  REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS AND WARRANTIES OF CORPORATE STOCKHOLDERS. Each Stockholder that is a corporation hereby represents and warrants to the Company and to each other Stockholder as follows:

         (a) Organization and Authority. Such Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Such Stockholder has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         (b) Corporate Action. Such Stockholder has taken all corporate action necessary for it to enter into this Agreement and to consummate the transactions contemplated hereby.

         (c) Absence of Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of, or default under, or conflict with, or require any consent under any term or provision of the certificate of incorporation or by-laws of such Stockholder or any contract, commitment, indenture, lease or other agreement to which such Stockholder is a party or by which such Stockholder or any of its assets is bound.

         (d) Binding Obligation. This Agreement constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency and similar laws affecting the rights and remedies of creditors generally, and by general principles of equity and public policy.

4.2 REPRESENTATIONS AND WARRANTIES OF INDIVIDUAL STOCKHOLDERS. Each Stockholder who is an individual hereby represents and warrants to the Company and to each other Stockholder as follows:

         (a) Absence of Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of, or default under, or conflict with, or require any consent under any term or provision of any contract, commitment, indenture, lease or other agreement to which such Stockholder is a party or by which such Stockholder or any of his assets is bound.

         (b) Binding Obligation. This Agreement constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency and similar laws affecting the rights and remedies of creditors generally, and by general principals of equity and public policy.

                               5.  MISCELLANEOUS

5.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

         If to the Company:

         Microfluidics International Corporation
         30 Ossipee Road
         Newton, MA 02464-9101
         Attn:  Mr. Michael A. Lento

         With a copy to:

         Richard H. Moche, Esq.
         Mintz, Levin, Cohn, Ferris,
          Glovsky and Popeo, P.C.
         One Financial Center
         Boston, MA  02111


         If to the Stockholders:
         EMCO U.S.A.
         1400 Kalamazoo Street
         South Haven, MI  49090-1946
         Attn: Bret A. Lewis
         Attn: J. B. Jennings

         With a copy to:

         Russell Kreis, Esquire
         Kreis, Enderle, Collander & Hudgins, P.C.
         One Moorsbridge
         P.O. Box 4010
         Kalamazoo, MI 49002-4010
         Tel. 616-324-3000
         Fax  616-324-3010


All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,
(iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

5.2 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

5.3 MODIFICATIONS AND AMENDMENTS. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

5.4 WAIVERS AND CONSENTS. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

5.5  ASSIGNMENT.   Neither this Agreement, nor any right hereunder, may be
assigned by any of the parties hereto without the prior written consent of the other parties, except that the Company may assign all or part of its rights and obligations under this Agreement to one or more direct or indirect subsidiaries or affiliates (in which event, representations and warranties relating to the Company shall be appropriately modified).

5.6 BENEFIT. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

5.7 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

5.8  JURISDICTION AND SERVICE OF PROCESS.   Any legal action or proceeding with
respect to this Agreement may be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive any objection or defense that they may now or hereafter have to the assertion of personal jurisdiction by any such court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to the party at its address set forth in Section 5.1 hereof and irrevocably waive any objection or defense that it may now or hereafter have to the sufficiency of any such service of process in any such action. Nothing in this Section 5.8 shall affect the rights of the parties to commence any such action in any other forum or to serve process in any such action in any other manner permitted by law.

5.9 SEVERABILITY. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such

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

court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

5.10 INTERPRETATION. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

5.11 HEADINGS AND CAPTIONS. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

5.12 ENFORCEMENT. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

5.13 NO WAIVER OF RIGHTS, POWERS AND REMEDIES. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

5.14 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties hereto in this Agreement or in any other agreement, certificate or instrument provided for or contemplated hereby, shall survive (i) the execution and delivery hereof, and (ii) any investigations made by or on behalf of the parties, and shall remain in full force and effect for a period of two years following the date hereof. No claim shall be made by a party for any alleged misrepresentation or breach of warranty by the other party unless notice for such claim

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shall have been given to the other party in accordance with the notice provision hereof prior to the expiration of the survival period specified above with respect to such representation or warranty.

5.15 EXPENSES. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

5.16  NO BROKER OR FINDER.   Each of the parties hereto represents and warrants
to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the other, other than O'Conor, Wright Wyman, Inc. which has acted on behalf of the Company in connection with the purchase of the Transferred Assets under the Asset Purchase Agreement and the payment of whose fees is solely the responsibility of the Company. Each of the parties hereto agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

5.17 PUBLICITY. No party shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other parties, except as may be required by law.

5.18 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

                                   MICROFLUIDICS INTERNATIONAL
                                    CORPORATION


                                   By: /s/ Michael A. Lento
                                       ----------------------------------
                                       Name: Michael A. Lento
                                       Title:   President



                                       /s/ J.B. Jennings
                                       ----------------------------------
                                       J. B. Jennings



                                       /s/ Bret A. Lewis
                                       ----------------------------------
                                       Bret A. Lewis

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